Exhibit 5
Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
(612) 766-7136
May 7, 2007
Fair Isaac Corporation
901 Marquette Avenue
Suite 3200
Minneapolis, Minnesota 55402
Ladies and Gentlemen:
     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to an aggregate offering of 2,374,770 shares of Common Stock, par value $.01 per share (the “Shares”), of Fair Isaac Corporation, a Delaware corporation (the “Company”), to be issued by the Company pursuant to the Fair Isaac Corporation 1992 Long-term Incentive Plan, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable under the current laws of the State of Delaware.
     We are admitted to the practice of law in the State of Minnesota and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.
     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ W. Morgan Burns
W. Morgan Burns